Exhibit (h)(7)
Amendment No. 2
To The
Transfer Agency Services Agreement
     This Amendment No. 2 to the Transfer Agency Services Agreement, dated as of January 31, 2008 (“Amendment No. 2”), by and between PFPC Inc., a Massachusetts corporation (“PFPC”), and Highland Funds I, a Delaware statutory trust (“Fund”), amends the Transfer Agency Services Agreement (“Original Agreement”), dated as of December 4, 2006, by and between PFPC and the Fund, as amended by the Amendment to Transfer Agency Services Agreement, dated as of August 20, 2007, between PFPC and the Fund (“Amendment No. 1”). The Original Agreement as amended by Amendment No. 1 is sometimes referred to herein as the “Amended Agreement”.
Background
     The parties wish to amend the Amended Agreement to appoint PFPC, as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent for the Fund, to provide additional services as provided herein. PFPC wishes to accept such appointment.
Terms
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereto agree as follows:
1. Modifications to Amended Agreement. The Amended Agreement is amended as follows:
(a) The term “Agreement” is hereby redefined to mean “the Original Agreement as amended by Amendment No. 1 and Amendment No. 2”.
(b) Section 1 of the Amended Agreement is hereby amended by adding thereto new subsections (k), (l) and (m) which shall read in their entirety as follows:
(k)	“Original Agreement” means the Transfer Agency Services Agreement, dated as of December 4, 2006, by and between PFPC and the Fund.

(l)	“Amendment No. 1” means the Amendment to Transfer Agency Services Agreement, dated as of August 20, 2007, between PFPC and the Fund.

(m)	“Amendment No. 2” means Amendment to the Transfer Agency Services Agreement, dated as of January ___, 2008, by and between PFPC and the Fund.
(c) Section 14 of the Amended Agreement is hereby amended by adding thereto new subsection (o) which shall read in its entirety as follows:
(o) Anti-Money Laundering Services. PFPC has in place programs to ensure compliance with Section 352 of the USA PATRIOT Act and 31 CFR § 103.130 dealing with anti-money laundering (“AML”) programs, Section 326 of the USA PATRIOT Act dealing with Customer Identification Programs (“CIP”), Office of Foreign Asset Control (“OFAC”) economic sanctions programs, 31 CFR § 103.15 dealing with the filing of Suspicious Activity Reports (“SARs”), preparation and filing of Internal Revenue Service (“IRS”)/Financial Crimes Enforcement Network (“FinCEN”) Form 8300 filings and required notices, responding to FinCEN Section 314(a) Information Requests, Section 312 of the USA PATRIOT Act requirements to establish and implement a due diligence program for “foreign financial institution” accounts, Section 311 of the USA PATRIOT Act requirements related to primary money laundering concerns (“PMLCs”), and the program of The Financial Action Task Force (“FATF”) related to non-cooperative countries or territories (“NCCT’s”). PFPC has agreed to assist the Fund in meeting its goals of compliance with Section 352 of the USA PATRIOT Act, Section 326 of the USA PATRIOT Act and 31 CFR § 103.130 dealing with anti-money laundering (“AML”) programs, CIP, with respect to its compliance with 31 CFR § 103.15 dealing with the filing of SARs, in complying with OFAC economic sanctions programs, with respect to preparing and filing IRS/FinCEN filings and notices, responding to FinCEN Section 314(a) Information Requests, compliance with Section 312 of the USA PATRIOT Act dealing with due diligence for “foreign financial institution” accounts, compliance with Section 311 of the USA PATRIOT Act dealing with PMLCs, and the FATF’s NCCT program as set forth herein.
(i) Section 352 of the USA PATRIOT Act and 31 CFR § 103.15. With respect to assisting the Fund in its compliance with Section 352 of the USA PATRIOT Act and 31 CFR § 103.15, PFPC shall:
(a) establish and implement written internal policies, procedures and controls reasonably designed to ensure compliance by the Fund and its service providers with all applicable Bank Secrecy Act (“BSA”) regulatory requirements and to help prevent the Fund from engaging in criminal activity including money laundering or assisting in terrorist financing;
(b) provide for independent compliance testing, by an employee who is not responsible for the operation of PFPC’s AML program, or alternatively by an outside party, of PFPC’s established anti-money laundering policies and procedures employed on behalf of the Fund;
(c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC’s AML program established on behalf of the Fund and to oversee compliance by the Fund’s service providers; and
(d) provide ongoing training of PFPC personnel relating to compliance with BSA requirements and the prevention of money-laundering and terrorist financing activity on behalf of the Fund.
(ii) Section 352 of the USA PATRIOT Act. With respect to its assistance to the Fund under Section 352 of the USA PATRIOT Act, PFPC shall, upon the reasonable request of the Fund, upon reasonable notice to PFPC and at the expense of the Fund, provide to the Fund:
(a) copy of PFPC’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement);
(b) copy of a written assessment or report prepared by the party performing the independent testing for compliance, together with periodic reports, if any, on any actions taken by PFPC to address any recommendations or deficiencies noted in such reports; and
(c) a summary of the AML training provided for appropriate personnel. PFPC agrees to permit inspections relating to its AML program by governmental departments or regulatory agencies with appropriate jurisdiction and to make available to examiners such information and records relating to its AML program as such examiners shall reasonably request.
(iii) Section 326 of the USA PATRIOT Act. With respect to assisting the Fund in its compliance with Section 326 of the USA PATRIOT Act, PFPC will undertake the following:
(a) Implement procedures under which new accounts in the Fund will not be opened unless PFPC has obtained the name, date of birth (for U.S. natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding New Customer (“New Customer”) (as defined in 31 CFR § 103.131); similar procedures will be put in place for non-U.S. natural persons to provide sufficient information to reasonably verify the identity of the customer;

(b) Use the collected Data Elements to attempt to reasonably verify the identity of each New Customer promptly before, or within a reasonable time after, each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR §103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es) or for higher risk customers;
(c) Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR §103.131(b)(3); and
(d) Regularly report to the Fund about measures taken under (a) and (b) above and report of account opening with respect to any account PFPC has been unable to verify so that the Fund may decide whether to undertake additional verification or close the account.
(e) Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC will not be required to collect the Data Elements for (or verify) prospective New Customers (or accounts) beyond the requirements of relevant regulations (for example, PFPC will not verify Customers opening accounts through NSCC, if applicable), and PFPC will not be required to perform any task that need not be performed for the Fund to be in compliance with relevant regulations.
(iv) OFAC Obligations. To assist the Fund in complying with any OFAC obligations with respect to accounts of New Customers and existing investors in the Funds, PFPC checks account registration information against:
(a) the OFAC List of Specially Designated Nationals and other economic sanctions lists administered by OFAC, and
(b) the list of Blocked Countries administered by OFAC;
(c) or any other economic sanctions programs administered by OFAC;
(d) If PFPC confirms the authenticity of any resulting match against the lists and programs in (a)-(c) above, it will promptly contact OFAC, notify the Fund and will assist the Fund in taking appropriate steps to block any transaction or attempted transaction involving the customer involved.
(v) SAR Filings. To assist the Fund in complying with 31 CFR § 103.15 with respect to the filing of SARs, unless prohibited by applicable law, PFPC agrees that it will refer suspicious activity to the Fund to assist with the Fund’s Suspicious Activity Reporting obligations and use reasonable efforts to consult with the Fund’s AML Compliance Officer or other designee prior to contacting law enforcement authorities or filing a SAR. Notwithstanding the foregoing, the Fund agrees that PFPC reserves the sole discretion to independently contact law enforcement or file a SAR as part of its own suspicious activity reporting obligations and further reserves the sole discretion to independently file a SAR on its own behalf if it deems it appropriate. The Fund authorizes PFPC, as its agent, to share information about potentially suspicious activities with other financial institutions pursuant to Section 314(b) of the USA PATRIOT Act, provided, however, that PFPC shall notify the Fund promptly of such information sharing and PFPC will take measure to ensure that the information is safeguarded from further disclosure. [Need to confirm that Highland has taken steps to registerwith FinCEN for information sharing under Section 314(b) otherwise such sharing is not authorized]

(vi) Form 8300 Services. PFPC will use reasonable efforts to monitor and track cash, currency and cash equivalents (as defined by the applicable regulations) received on behalf of the Fund to assist the Fund to comply with the requirements of IRC Reg. §1-6050I-1(c)(1)(ii). The Fund acknowledges that it does not accept cash for any transaction. In the event PFPC receives cash, PFPC will return the cash to the sender and record both the receipt and return of the cash. PFPC shall review records of cash received, and will notify the Fund and proper authorities if items exceed mandated thresholds. The receipt of cash equivalents is recorded regardless of whether the cash equivalent is accepted or rejected by a client for purchase of shares. PFPC AML Analysts shall review cash and cash equivalent receipt records to determine whether the criteria for filing an IRS Form 8300 and/or a suspicious activity report may be met. If applicable, PFPC shall deliver an IRS Form 8300 and/or suspicious activity referral to the Fund.
(vii) FinCEN Requests Under USA PATRIOT Act Section Section 314(a). The Fund hereby engages PFPC to undertake reviews, in response to FinCEN Section 314(a) Information Requests received by the Fund and transmitted to PFPC, of the Fund’s records of accounts and transactions that PFPC maintains on behalf of the Fund. The Fund recognizes that it is responsible under applicable regulations for responding to Section 314(a) Information Requests. Nonetheless, unless otherwise instructed by the Fund, PFPC will conduct a search pursuant to the Section 314(a) request which will be limited to current accounts, accounts maintained by a named customer during the preceding 12 months, and transactions conducted by or on behalf of or with a named customer during the preceding six months. When a potential FinCEN Section 314(a) Information Request match (first and last name or tax identification number) results from PFPC’s established Section 314(a) review procedures, the match will be referred to the Fund for reporting to FinCEN, as the Fund may determine to be appropriate. In addition, for accounts where both the name and social security number match, the match will be reviewed according to PFPC’s established CIP exception processing procedures. If the account match is confirmed using these CIP exception processing procedures, the account activity will be reviewed and, if PFPC in coordination with the Fund’s AML Compliance Officer, determines the account and/or activity is suspicious, the item will be referred to PFPC’s SAR Filing Service process for further analysis, and if appropriate, for preparation and filing of a SAR. PFPC will be obligated hereunder to undertake reviews relating to FinCEN Section 314(a) Information Requests, notifying the Fund of potential FinCEN Section 314(a) Information Request matches and reporting related suspicious activity on Form SAR only to the extent the FinCEN Section 314(a) Information Request is timely provided to PFPC by the Fund.
(viii) Legal Process. The Fund hereby engages PFPC to assist the Fund in complying with legal process which is defined to include civil and criminal subpoenas, civil or criminal seizure orders and IRS civil or criminal notices including notices of lien or levy by reviewing, in its discretion, customer account activity. While the Fund will respond directly and produce the information requested, PFPC will review the process, and in its discretion customer account activity, to determine if potentially suspicious activity has occurred. To the extent such activity is discovered, PFPC in coordination with the Fund’s AML Compliance Officer, will review the account activity and if it determines that the account and /or the activity is suspicious, the item will be referred to PFPC’s SAR Filing Service process for further analysis, and if appropriate, for preparation and filing of a SAR. The Fund hereby agrees to provide any such legal process to PFPC within 14 days of its receipt.
(ix) Section 312 Foreign Financial Institution Special Due Diligence. (a) To help the Fund comply with its requirements to establish and implement a due diligence program for “foreign financial institution” accounts (which the Fund is required to have under regulations issued under Section 312 of the USA PATRIOT Act), PFPC will do the following:
(i) Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Fund for a “foreign financial institution” (as defined in 31 CFR 103.175(h))(“Foreign Financial Institution”);
(ii) Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;
(iii) Assess the money laundering risk presented by such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors, (as generally outlined in 31 CFR 103.176), and assign a risk category to each Foreign Financial Institution account;
(iv) Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;
(v) Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;
(vi) Adopt and operate enhanced due diligence policies for certain Foreign Financial Institution accounts as generally outlined in 31 CFR 103.176 and consistent with the applicability dates set forth in the regulation;
(vii) Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts; and
(viii) Report to the Fund about measures taken under (i)-(vii) above;
(b) Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC need not complete a due diligence beyond the requirements of the relevant regulations and PFPC need not perform any task that need not be performed for the Fund to be in compliance with relevant regulation.
(c) Without limiting or expanding the foregoing, the parties agree the provisions of this Section (ix) do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 312) or regulations promulgated thereunder. This Agreement specifically excludes private bank account provisions of Section 312 of the USA PATRIOT Act.]
(x) Section 311 PMLCs. The Fund hereby engages PFPC to assist the Fund in complying with its obligations relating to Section 311 of the USA PATRIOT Act, which authorizes the Secretary of the Treasury of the United States to designate a foreign jurisdiction, institution, class of transactions, or type of account as a PMLC, and to invoke certain defined special measures against these PMLCs. PFPC’s process includes the detection of direct and indirect access to client’s funds by a PMLC and the delivery of 311 notices to shareholders, as may be required by regulations under Section 311. In addition, PFPC AML Analysts shall conduct a suspicious activity review of accounts related to the PMLC designations. If suspicious activity is detected, PFPC shall deliver a suspicious activity referral to the Fund
(xi) FATF NCCT Matching. PFPC employs the same automated shareholder/alternate payee record extract and matching process described in the subsection entitled “OFAC Obligations”, above, to detect records that potentially match the list of FATF NCCTs. Potential matches are reviewed by PFPC AML Analysts to determine whether they can be eliminated as false positives or classified as confirmed matches. Accounts that are confirmed matches to the FATF NCCT list are reviewed to determine whether suspicious activity may have occurred in those accounts. If suspicious activity is detected, PFPC shall deliver a suspicious activity referral to the Fund.
(xii) Information Available Upon Request. PFPC shall take all reasonable action in the performance of its duties under this Agreement to make any information reasonably requested by the Fund available to the Fund, its Authorized Persons and/or any duly authorized representatives of the Fund (as designated in writing by the Fund to PFPC) at the expense of the Fund (it being understood that such information is to be considered confidential and treated as such and afforded all protections provided to Confidential Information under this Agreement).
(xiii) Assistance to PFPC. In connection with services provided by PFPC to the Fund, the Fund will provide, or reasonably cooperate and assist PFPC in obtaining, such information and documentation as PFPC may reasonably request (it being understood that such information is to be considered confidential and treated as such and afforded all protections provided to Confidential Information under this Agreement).
(iv) Scope of Duties. The Fund acknowledges and agrees that in accepting the delegation hereunder, PFPC is agreeing to perform only those duties that have been expressly delegated in this Section, as may be amended from time to time by the parties, and is not undertaking and shall not be responsible for any other aspect of the Fund’s AML program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder.
(d) Existing Section 21(a) of the Amended Agreement is deleted in its entirety and replaced in its entirety by the following:
(a)	Entire Agreement. The Original Agreement together with Amendment No. 1 and Amendment No. 2 embody the entire agreement and understanding between the parties with respect to the subject matter therein and supersedes all prior agreements and understandings relating to the same subject matter; provided, however, the rights and obligations of the parties under the Agreement with respect to the period commencing (and including) December 4, 2006 and ending (and including) August 19, 2007 shall be determined exclusively by reference to the terms of the Original Agreement, the rights and obligations of the parties under the Agreement with respect to the period commencing (and including) August 20, 2007 and ending (and including) January ___, 2008, shall be determined exclusively by reference to the terms of the Original Agreement as amended by Amendment No. 1, and the rights and obligations of the parties under the Agreement with respect to the period commencing (and including) January ___, 2008, shall be determined exclusively by reference to the terms of the Original Agreement as amended by Amendment No. 1 and Amendment No 2; provided further, however, that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.
(e) Section 21 of the Amended Agreement is hereby amended by adding thereto new subsection (j) which shall read in its entirety as follows:
     (j) All services provided under this Agreement shall be subject to PFPC’s standard policies and procedures in effect at the time of the performance of such services.
2. Remainder of Amended Agreement. Except as amended by this Amendment No. 2, the terms and provisions of the Amended Agreement are hereby ratified and declared to be in full force and effect.
3. Incorporation By Reference. Section 21(b) (Captions) and Section 21(c) (Governing Law) of the Amended Agreement are hereby incorporated by reference into this Amendment No. 2 and shall apply to this Amendment No. 2 as if fully set forth herein.

4. Entire Agreement. This Amendment No. 2 constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter (except for the Original Agreement as amended by Amendment No. 1).
5. Facsimile Signatures; Counterparts. This Amendment No. 2 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment No. 2 or of executed signature pages to this Amendment No. 2 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 2.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed by their duly authorized officers as of the day and year first written above.

PFPC INC.		HIGHLAND FUNDS I

By:	/s/ Michael DeNofrio	By:	/s/ Joe Dougherty

Name:	Michael DeNofrio	Name:	Joe Dougherty

Title:	Exec. Vice Pres., Sr. Managing Dir.	Title:	Senior Vice President